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                                                                    EXHIBIT 10.1

                              EMPLOYMENT CONTRACT

     THIS EMPLOYMENT CONTRACT, made as of the 7th day of July, 1998 by and between EASY MONEY HOLDING CORPORATION, a Virginia corporation and affiliated entities, ("Employer"), DAVID GREENBERG and TAMI VANGORDER ("Shareholders") and DAVID M. KILBY ("Employee").

     WHEREAS, Employer is a Virginia Corporation with offices at 5295 Greenwich Road, Virginia Beach, Virginia.

     WHEREAS, Employee holds a valid, unrevoked certified public accountant's license in the State of Virginia;

     NOW, THEREFORE, WITNESSETH:

     That for and in consideration of each other's undertakings set forth below, said parties covenant and agree as follows;

     1.  Employment.  Employer hereby employs Employee, and Employee accepts
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employment from Employer in the capacity of Chief Financial Officer of Employer, to oversee the accounting and finance functions of Employer as well as other matters relating to those functions as directed by Employer.

     2.  Term.  The term of said employment will commence on July 15, 1998 and
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shall end on January 14, 2000. Unless either party gives the other thirty (30)
days prior written notice before the end of the initial term, or any renewal term, this Agreement shall automatically renew for twelve (12) month periods.

     3.  Time.  Employee shall devote his best efforts and a minimum of forty
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(40) hours per week at such times as Employer shall designate to serving
Employer.

     4.  Compensation.  As compensation while employed for the first year,
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hereunder, Employee, during his faithful-performance of this agreement, shall be paid a base salary of One Hundred Thousand and 00/100th Dollars ($100,000.00) per year. The compensation to be paid Employee shall be paid in accordance with Employer's normal payroll cycle (currently, every two weeks) and from which shall be deducted state and federal withholding taxes, federal social security taxes, medicare taxes and such other and similar payroll deductions as the laws now or hereafter in force may from time to time require. In addition, Employee shall be entitled to such other compensation, benefits, and allowances
(including but not limited to continuing professional education reimbursement, certification or licensing fees, et cetera) as Employer may from time to time prescribe.

     5.  Bonus.  If a bonus is paid, it shall be commensurate with Employee's
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performance, as determined by Employer's Board of Directors.
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          6.   Auxiliary Help.  Employee shall be furnished with the use of
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such auxiliary help as Employer determines he needs for the performance of his duties.

          7.   Policies and Standards.  Employee agrees to abide by the general
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standards and policies established by the Employer.  Employer agrees that it will at no time knowingly issue to Employee any direction or impose upon him any requirements in complying wherewith Employee would foreseeably violate the ethical mandates of the Codes of Ethics adopted by the American institute of Certified Public Accountants, or the State of Virginia. Employee agrees to practice in accordance with and to obey the ethical mandates of said Codes, and all statutes, rules, and regulations covering any services that he may render.

          8.  Vacation and Sick Leave.  Employee shall be immediately entitled
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to a paid vacation at the rate of four (4) weeks the first year of employment, and five (5) days of sick leave. Attendance at schools, seminars, symposiums, conferences, or meetings approved by Employer or needed for maintenance of certain certifications, shall not be included in any computation of vacation taken or earned.

          9.  Meetings and Seminars.  Employee shall be entitled to attend any
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and all meetings and related seminars as approved by the directors of Employer.
Employer will pay all reasonable legitimate meeting or seminar expenses, including but not limited to lodging, food and transportation.

         10.  Reimbursement of Expenses.  Employer shall reimburse Employee for
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all expenses reasonably and necessarily incurred in the performance of his duties as set forth in this Agreement. Such reimbursed expenses shall include, but shall not be limited to, the following: (a) travel expenses, (b) expenses for entertainment for the promotion of the business of Employer, (c) professional and other dues, and (e) attendance at lectures, forums, and other meetings conducted for the continuing education of members of the accounting profession or Employer's industry, not to exceed $1,000 per year.

         11.  Temporary Incapacity.   Equitable reductions in compensation at
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the sole discretion of Employer shall be made in the event of absence due to sickness or other temporary incapacity aggregating more than sixty (60) days per employment year, and due to partial disability beyond one month.

         12.  Medical Insurance.  Employer shall provide Employee with medical
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insurance covering Employee and his family without cost to Employee.

         13.  Retirement.  Employee shall participate in any retirement plan
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established by Employer.

         14.  Termination for "Reasonable Cause".  Employee's employment may
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also be terminated by Employer at any time without prior notice upon a showing of "reasonable cause". Should Employee be terminated by Employer for "reasonable cause", no severance pay will be paid to Employee nor will his health insurance benefits be continued by Employer at its expense for any period of time. "Reasonable Cause" shall be defined for the purposes of this

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Agreement as being:

          A. Any act of omission which reasonably constitutes dishonesty, disloyalty, fraud, deceit, gross negligence, willful misconduct or recklessness, including, but not limited to the willful violation of Employer's bylaws or code of regulations, and which is directly or indirectly detrimental to Employer's best interests;

          B. Insubordination by Employee;

          C. Inattention to, neglect of, or any other failure to competently perform any assigned duties after receiving notice and a reasonable opportunity to cure;

          D. Any act that constitutes a felony under the laws of the Commonwealth of Virginia or the United States; or

          E.  Material Breach of any portion of this Agreement.

     15.  Severance.  In the event that the current shareholders of Employer,
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through sale, merger or similar corporate restructuring (other than an initial public offering), lose voting control of Employer, Employee will have the option to terminate his employment with Employer, in which event Employer shall pay to Employee a severance payment equal to 150% of the compensation, including bonus, paid to Employee for the last twelve (12) full months prior to the event causing the current stockholders of Employer to lose control. Such severance payment shall be payable under the same terms and conditions pursuant to which the controlling shareholders of Employer are paid. For example, if the controlling shareholders of Employer receive stock in the acquiring corporation in a merger, Employee shall receive stock in the acquiring corporation; provided, however, that in the event that the stock or other evidence of equity ownership in the acquiring corporation is restricted in such a manner that Employee cannot sell his stock for at least one (1) year, one-half of the severance payment shall be paid in cash at such time as the merger, sale, consolidation, or other corporate restructuring closes.

     16.  Stock Option.  In the event Employer offers the sale of stock to
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the public in a public offering while Employee is employed by Employer, Employee shall have the option to purchase up to 25,000 shares of Employer's common stock in Employer for a purchase price of $1.00 per share in cash at the time of the public offering, or within ninety (90) days thereafter.

     In the event that the number of Employer's shares are split or adjusted in connection with a public offering, the number of shares which Employee is entitled to purchase shall be adjusted accordingly. However, Employer shall have the right to issue common stock to employees (other than Shareholders) in connection with stock options issued or exercised, and Employer shall have the right to issue additional shares of Employer in connection with acquisition of other companies by Employer, without adjusting the number of shares Employee is entitled to purchase pursuant to the option granted herein. Shareholders hereby guarantee that the value of Employee's stock shall be at least $4.00 per share (based on the number of shares currently issued and outstanding) at the time of the public offering. In the even that such price is less than $4.00 per share, Shareholders shall promptly pay the difference to Employee.

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     17.  Non-Competition.  Employee will not engage or participate, directly
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or indirectly, as an owner, partner, shareholder, member, or employee, in the business of Employer within a one hundred (100) mile radius of any location in which Employer conducts business (other than its headquarters in Virginia Beach, Virginia) for a period of two (2) years from the expiration term of this Agreement. Employee acknowledges that his failure to adhere strictly to the foregoing restrictions concerning competitive activities on his part will cause substantial and irreparable harm to Employer, and Employee therefore consents and agrees that if Employee enters into competitive activities with Employer in violation of the terms of this paragraph, in addition to any other remedy that Employer may have, Employer will have the right to obtain an injunction specifically enforcing this provision and enjoining Employee from such competitive activities in violation of the provisions hereof, and that the periods of restriction against competition shall be deemed to commence on the date that Employee is enjoined from said competitive activities or cease such activities, whichever date is later.

     18.  Confidentiality.
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          A.   "Confidential Information" means information in whatever form, including information that is written, electronically stores, orally transmitted, or memorized, that is of commercial value to Employer and that was created, discovered, developed, or otherwise becomes known to Employee, or in which property rights are held, assigned to, or otherwise acquired by or conveyed to Employer, process, system, method, technique, research and development, technology, software, technical information, trade secret, trademark, copyrighted material, reports, records, documentation, data, customer or supplier lists, tax or financial information, business or marketing plan, strategy, or forecast. Confidential Information does not include information that is or becomes generally known within Employer's industry through no act or omission by Employee; provided, however, that the compilation, manipulation, or other exploitation of generally known information may constitute Confidential Information.

          B. Any Confidential Information, whether or not developed by Employee, shall at all times be Employer's exclusive property. Employee shall promptly disclose any Employee Invention to Employer in writing.

          C. During the term of this Agreement, and for as long after its termination as any Confidential Information is subject to protection under applicable law, Employee shall not, without Employer's prior written consent specifically referring to this covenant,

               (1) Use any Confidential Information for the benefit of himself, of any other party, other than Employer, or disclose it to any other person or entity;

               (2) Remove any Confidential Information or other documentation, device, plan, or other record or evidence pertaining to Employer's business from Employer' s premises, except when specifically authorized to do so in pursuit of Employer's business; or

               (3) Retain copies or other records of any such items.

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          D.   The parties acknowledge and agree that the Confidential
Information is a valuable business asset, and that this Paragraph is necessary to protect Employer's legitimate business interests.

     19.  Law. This agreement shall be governed by the laws of the
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Commonwealth of Virginia, and supersedes any and all prior employment agreements between the parties hereto.

          WITNESS the following signatures:

                                EASY MONEY HOLDING CORPORATION

                                By: /s/ David Greenberg, Pres.




                                /s/ David M. Kilby

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